Exhibit 99.4

UNAUDITED PRO FORMA CONDENSEND COMBINED STATEMENT OF OPERTAIONS
FOR THE YEAR ENDED MARCH 31, 2020

LYTUS TECHNOLOGIES HOLDINGS PTV. LTD. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSEND COMBINED STATEMENT OF OPERTAIONS

For the year ended 31 March 2020

INDEX TO CONSOLIDATED UNAUDITED PRO FORMA FINANCIAL STATEMENTS

Consolidated Pro Forma Statement of Profit or Loss and Other Comprehensive Income
Notes to Consolidated Financial Statements	F-5

LYTUS TECHNOLOGIES HOLDINGS PRIVATE LIMITED
UNAUDITED PRO FORMA CONDENSEND COMBINED STATEMENT OF OPERATIONS

For the year ended 31 March 2020

The following unaudited pro forma condensed combined financial position as of 31 March 2020 and the unaudited pro forma condensed combined statement of operations for the year ended 31 March 2020 are based on the historical financial statements of DDC CATV Networks Private Limited (“DDC CATV” or the “Subsidiary 1”), Lytus Technologies Private Limited (“Lytys India” or the “Subsidiary 2”) and Lytus Technologies Holdings Private Limited (collectively the "Lytus Group" or “the Company”) after giving effect to DDC CATV acquisition by the LYTUS GROUP on 31 March 2020 and Lytus India acquisition by the Lytus Group on 19 March 2020, and applying the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.

The acquisition has been accounted for using the acquisition accounting method, as described in Note 1 to these unaudited pro forma condensed combined financial statements. The DDC CATV and Lytus India tangible and identifiable intangible assets acquired and liabilities assumed were recorded based upon their estimated fair values as of 31 March 2020 and 16 March 2020 respectively, the closing date of the acquisition. The excess purchase price over the value of the net assets acquired was recorded as goodwill.

The unaudited pro forma condensed combined financial position of March 31, 2020 is presented as if the acquisition of the DDC CATV and Lytus India had occurred on 1 April 2019 and is derived from the unaudited standalone financial position of DDC CATV and Lytus India at 1 April 2019 and the unaudited financial position of Lytus Group at 1 April 2019 (assuming incorporated as on 1 April 2019) and gives effect to certain pro forma adjustments. The unaudited pro forma condensed combined statement of operations for the year ended 31 March 2020 are derived from the historical statements of operations of DDC CATV, Lytus India and the Company are presented as if the acquisition and incorporation of the Company occurred/happened on 1 April 2019 and give effect to certain pro forma adjustments.

LYTUS TECHNOLOGIES HOLDINGS PRIVATE LIMITED
UNAUDITED PRO FORMA CONDENSEND COMBINED STATEMENT OF OPERATIONS

For the year ended 31 March 2020

The functional and reporting currency of the DDC CATV, Lytus India and Lytus Group is “INR” and “USD”. The statements and notes were translated into U.S. Dollars for use in the pro forma condensed combined financial statements as follows: The financial position as of 31 March 2020 was translated at the exchange rate as of that date of 75.3250 INR to the U.S. Dollar. The statement of operations for the year ended 31 March 2020 was translated at the average exchange rate for the year of 71.0887 INR to the U.S. Dollar. Note 1, which describes the terms of the acquisition, was translated at the exchange rate of 69.5509 INR to the U.S. Dollar as of the date of the close of the transaction, 1 April 2019. In the other notes to the financial statements, the exchange rate used for assets and liabilities was the rate as of 31 March 2020 and the exchange rate used for expenses was the average rate for the year ended 31 March 2020, as applicable.

The unaudited pro forma condensed combined statement of operations are based upon the historical financial statements of DDC CATV, Lytus India and the Company and include all adjustments that give effect to events that are directly attributable to the transaction, are expected to have a continuing impact, and that are factually supportable.

The pro forma adjustments and related assumptions are described in the accompanying notes presented on the following pages. The unaudited pro forma adjustments are based upon currently available information and assumptions that we believe to be reasonable.

The unaudited pro forma condensed combined financial statements have been prepared by management for illustrative purposes only, in accordance with Article 11 of Regulation S-X and are not necessarily indicative of the consolidated financial position or performance of operations in future year or the performance that actually would have been realized had DDC CATV, Lytus India and the Company been a combined company during the specified year. The unaudited pro forma condensed combined financial statements, including the notes thereto, should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma condensed combined financial statements;

the audited consolidated financial statements of Lytus Group for the Period from 16 March 2020 (date of inception) through 31 March 2020 and the related notes thereto, included elsewhere in this filing.

the audited standalone financial statements of DDC CATV for the year ended 31 March 2020 and the related notes thereto, included elsewhere in this filing and the audited standalone financial statements of Lytus India for the year ended 31 March 2020 and the related notes thereto, included elsewhere in this filing.

The purchase price allocation for the DDC CATV and Lytus India takes into account the information management believes is reasonable.

LYTUS TECHNOLOGIES HOLDINGS PRIVATE LIMITED
UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

For the year ended 31 March 2020

	Successor	Predecessor
	Lytus Holding Historical	Lytus India Historical	DDC CATV Historical	Pro-Forma Adjustments	Note No.	Pro-Forma Combined
	$	$	$	$		$
Continuing Operations
Income
Revenue from contract with customers	-	-	1,778,508	-		1,778,508
Other operating income	-	-	-	-		-
	-	-	1,778,508	-		1,778,508
Other income
Other income	-	15,759,393	-	-		15,759,393
	-	15,759,393	-	-		15,759,393

Total income	-	15,759,393	1,778,508	-		17,537,901

Expenses
Operating expenses	70,000	16,617	1,352,663	-		1,439,280
Staffing expenses	-	15,777	142,544	-		158,322
Legal and professional fees	138,889	55,243	10,606			204,739
Other operating expenses	-	1,020	12,422	-		13,442
Depreciation	-	-	297,517	-		297,517
Amortisation of intangible assets	-	204,086	169	-		204,255
	208,889	292,743	1,815,923	-		2,317,555
Finance income	-	-	446	-		446
Finance cost	-	-	3,322	-		3,322

Profit/(Loss) for the year before taxation	(208,889)	15,466,650	(40,291)	-		15,217,470
Taxation
Current tax	-	1,987,659	26,441	-		2,014,100
Deferred Tax	-	1,907,015	(4,043)	-		1,902,972
	-	3,894,674	22,399	-		3,917,072

Profit/(Loss) for the year after taxation	(208,889)	11,571,976	(62,690)	-		11,300,398

Attributable to:
Owner of the Company	(208,889)	11,571,976	(31,972)	-		11,331,116
Non - controlling interests	-	-	(30,718)	-		(30,718)

Other comprehensive income
1) Items that will not be reclassified to profit or loss	-	-	-	-		-
Income tax relating to items that will not be reclassified subsequently to profit or loss

2) Items that may reclassified to profit or loss	-	307,007	62,518	-		244,489
Income tax relating to items that will be reclassified subsequently to profit or loss
Foreign currency transalation reserves - subsidaries	-	410,273	81,066	-		329,207
Income tax relating to items that will be reclassified subsequently to profit or loss	-	103,266	18,548	-		84,718
Total other comprehensive income	-	307,007	62,518	-		244,489

Total comprehensive income for the year	(208,889)	11,264,969	(172)	-		11,055,909
Attributable to:
Owner of the Company	(208,889)	11,264,969	(88)	-		11,055,992
Non - controlling interests	-	-	(84)	-		(84)
	(208,889)	11,264,969	(172)	-		11,055,909

Earning per equity share of face value of USD. 0.10 each
- Basic earnings per equity share (in USD.)						377
- Diluted earnings per equity share (in USD.)						377

LYTUS TECHNOLOGIES HOLDINGS PRIVATE LIMITED
NOTES TO PRO FORMA CONSOLIDATED FINANCIAL statementS
As of 31 March 2020

NOTE 1 — ACQUISATION OF LYTUS INDIA

Acquisition of Lytus Technologies Private Limited (formerly known as Cabio Entertainment Private Limited)

The Company has purchased 100% equity shares of Lytus Technologies Private Limited (Lytus India) through the Share Purchase Agreement dated 19 March 2020. The Company has acquired 15,000 shares of Lytus India at a face value of INR 10 for a purchase price of INR 150,650 (US$ 2,000). The control of Lytus India is assumed by the Company from 19 March 2020.

The statements and notes are translated into U.S. Dollars for use in the pro forma condensed combined financial statements as follows: The Balance Sheet as of 1 April 2019 was translated at the exchange rate as of that date of 69.5509 INR to the U.S. Dollar. The Statements of Operations for the year ended 31 March 2020 were translated at the average exchange rate 71.0887 INR to U.S. Dollar.

The Company accounted for its acquisition of the Lytus India using the acquisition method of accounting. Lytus India’s tangible and identifiable intangible assets acquired and liabilities assumed were recorded based upon their estimated fair values as of the closing date of the acquisition. The excess of purchase price over the value of the net assets acquired was recorded as goodwill. The following table summarizes the acquisition accounting and the tangible and intangible assets acquired as of the date of acquisition:

Sr.No.	Particulars	Amt (INR)	Amt (INR)	($US)
1	Amount settled in cash		139,102	$2,000
2	Recognized amounts of identifiable net assets:
	Capital work in progress – trademark	2,419,448
	Cash and cash equivalent	237,276
	Other current assets	439,454
	Borrowings	(3,171,084)
	Trade payable	(79,865)
	Other current liabilities	(7,500)
	Net identifiable assets and liabilities		(162,271)	(2,333)
	Goodwill		301,372	$4,333

Goodwill is the excess of the purchase price over the fair value of the underlying net tangible and identifiable intangible assets. In accordance with applicable accounting standards, goodwill is not amortized but instead is tested for impairment at least annually or more frequently if certain indicators are present.

Changes in Goodwill:

Changes in Goodwill (Gross Carrying Amount)	(USD)
Balance at 1April 2019	$—
Acquired through business combination	4,333
Net exchange differences	(332)
Balance at 31 March 2020	$4,001

NOTE 2 — ACQUISATION OF DDC CATV

The Company has entered into the Share Subscription Agreement with DDC CATV Network Private Limited and its Promoters under the terms of which it has an option to acquire an additional 49% of the DDC CATV through an issue of 900,000 fully convertible preference shares at INR 100 per share, aggregating to an amount of US$ 1,194,822. The above option is subject to obtaining necessary regulatory approvals.

LYTUS TECHNOLOGIES HOLDINGS PRIVATE LIMITED
NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
As of 31 March 2020

NOTE 2 — ACQUISATION OF DDC CATV (Cont.)

The statements and notes are translated into U.S. Dollars for use in the pro forma condensed combined financial statements as follows: The Balance Sheet as of 1 April 2019 was translated at the exchange rate as of that date of 69.5509 INR to the U.S. Dollar. The Statements of Operations for the year ended 31 March 2020 were translated at the average exchange rate 71.0887 INR to U.S. Dollar.

The Company accounted for its acquisition of the DDC CATV using the acquisition method of accounting. DDC India tangible and identifiable intangible assets acquired and liabilities assumed were recorded based upon their estimated fair values as of the closing date of the acquisition. The excess of purchase price over the value of the net assets acquired was recorded as goodwill. The following table summarizes the acquisition accounting and the tangible and intangible assets acquired as of the date of acquisition:

Calculation of Goodwill upon Acquisition	(INR)	(USD)
Consideration transferred	19,992,000	$265,410
Add: Non-controlling interest – 49%	(3,140,360)	(41,691)
Less: DDC CATV Net Assets	6,408,897	85,083
Goodwill	23,260,537	$308,802

With this acquisition, the Group expects to increase its market share in India in Media and Internet Services market. Details of the business combination are as follows:

		(INR)	(USD)
Amount settled in cash		19,992,000	$287,444
Proportionate value of Non-controlling interest in DDC CATV		(956,656)	(13,755)
Total		19,035,344	273,689

Recognized amounts of identifiable net assets:
Property and equipment	100,040,331
Intangible assets	40,454
Deposits	2,879,765
Non-current loans and advances	13,904,710
Trade and other receivables	24,907,020
Cash and cash equivalents	1,671,778
Deferred tax assets	3,688,796
Other current assets	10,652,264
Borrowings	(133,553,319)
Short term provisions	(6,188,502)
Other liabilities	(563,421)
Trade and other payables	(19,432,236)
Net identifiable assets and liabilities		(1,952,360)	(28,071)
Goodwill		20,987,704	$301,760

LYTUS TECHNOLOGIES HOLDINGS PRIVATE LIMITED
NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
As of 31 March 2020

NOTE 2 — ACQUISATION OF DDC CATV (Cont.)

Non-controlling interest in DDC India

The non-controlling interest in DDC India is measured at the proportionate value of net assets at the acquisition date.

Goodwill

Goodwill is the excess of the purchase price over the fair value of the underlying net tangible and identifiable intangible assets. In accordance with applicable accounting standards, goodwill is not amortized but instead is tested for impairment at least annually or more frequently if certain indicators are present.

Goodwill recognized on the acquisition relates to the expected growth, cost synergies and the value of DDC CATV’s workforce which cannot be separately recognized as an intangible asset. This goodwill has been allocated to the Group’s wholesale segment and is not expected to be deductible for tax purposes.

Changes in Goodwill (Gross Carrying Amount)	(USD)
Balance at 1 April 2019	$—
Acquired through business combination	301,760
Net exchange differences	(23,132)
Balance at 31 March 2020	$278,629

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The unaudited pro forma condensed combined financial statements have been compiled in a manner consistent with the accounting policies adopted by the Group. The accounting policies of the Lytus India and DD CATV were not deemed to be materially different to those adopted by the Group.

4. ACQUISITION-RELATED COSTS

In conjunction with the acquisition, the Group incurred acquisition-related charges, related primarily to investment banking, legal, accounting and other professional services.

4. PRO FORMA ADJUSTMENTS

The unaudited pro forma condensed combined financial statements are based upon the historical financial statements of the Company and the DDC CATV and Lytus India and certain adjustments which the Company believes are reasonable to give effect to the acquisition of DDC CATV and Lytus India. These adjustments are based upon currently available information and certain assumptions, and therefore the actual impacts will likely differ from the pro forma adjustments.

LYTUS TECHNOLOGIES HOLDINGS PRIVATE LIMITED
NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
As of 31 March 2020

NOTE 5 — EARNINGS PER SHARE

Earnings per share consist of the following as of 31 March 2020:

2020 ($US)
Net income available to common shareholders	$11,300,398
Weighted average number of common shares	30,000
Par value	$0.10
Income per common share:
Basic income per common share	$377
Diluted income per common share	$377